Exhibit 10.5
Second Amendment to Master Distributor Agreement
     This Second Amendment to Master Distributor Agreement (this “Amendment”), dated August 6, 2010 (“Effective Date”), between Craft Brewers Alliance, Inc., as successor by merger to Redhook Ale Brewery, Incorporated (“CBAI”), and Anheuser-Busch, Incorporated (“ABI”), amends the Master Distributor Agreement, dated July 1, 2004, between ABI and Redhook Ale Brewery, Incorporated, as amended by the Consent and Amendment, dated July 1, 2008, between Redhook Ale Brewery, Incorporated, Widmer Brothers Brewing Company, Craft Brands Alliance LLC, and ABI (as so amended, the “Master Distributor Agreement”).
Agreement
     CBAI and ABI agree as follows:
1. Amendments to Master Distributor Agreement. From and after the Effective Date, the Master Distributor Agreement continues in full force and effect but is amended as follows. Except as provided below, all other provisions of the Master Distributor Agreement will remain in full force and effect.
     1.1 Article I of the Master Distributor Agreement is amended to add the following definitions
“Eastern Territory means: Alabama, Arkansas, Connecticut, the District of Columbia, Delaware, Florida, Georgia, Louisiana, Massachusetts, Maryland, Maine, Mississippi, North Carolina, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, South Carolina, Tennessee, Virginia, Vermont, West Virginia, Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota, and Wisconsin.
     1.2 Section 4.04 is deleted in its entirety and replaced as follows:
     4.04 (a) ABI shall reduce the payment required by Section 4.03 by the Margin for such Products; the Invoicing Costs; and Taxes. Additionally, ABI shall be entitled to setoff against such payment any amounts owed to ABI for defective Products (including without limitation, any costs of disposing such defective Product), or which are due ABI from Redhook pursuant to the terms of this Agreement or otherwise.
     (b) Notwithstanding Section 4.04(a), (i) within thirty days after the end of each calendar quarter beginning with the calendar quarter ended December 31, 2010 and ending with the calendar quarter ended September 30, 2013, ABI shall reimburse to CBA the entire Margin retained by ABI for Product sold in the Eastern Territory during such calendar quarter; (ii) within thirty days after the end of each calendar quarter beginning with the calendar quarter ended December 31, 2013 and ending with the calendar quarter ended September 30, 2014, ABI shall reimburse to CBA 66.7% of the Margin retained by ABI for Product sold in the

Eastern Territory during such calendar quarter; and (iii) within thirty days after the end of each calendar quarter beginning with the calendar quarter ended December 31, 2014 and ending with the calendar quarter ended September 30, 2015, ABI shall reimburse to CBA 33.3% of the Margin retained by ABI for Product sold in the Eastern Territory during such calendar. Thereafter, ABI shall have no reimbursement obligations with respect to Margin.
     (c) The provisions of Section 4.04(b) shall apply only so long as Redhook continues to operate its Portsmouth, New Hampshire brewery and maintains production capacity and output therein substantially at or above the levels existing on the Effective Date. Should Redhook cease to do so, on the date of such cessation the provisions of Section 4.04(b) shall be of no further force and effect.
     1.3 Section 4.06 is deleted in its entirety and replaced as follows:
4.06 (a) Within 45 days after the end of each calendar quarter, Redhook shall pay to ABI the product of (x) the Incremental Margin and (y) the amount, if any, by which the aggregate volume (in case-equivalents of Products) sold by Redhook to ABI or any wholesaler in such calendar quarter in the Territory exceeds the amount of Product sold by Redhook and Widmer in the Territory in the respective calendar quarter in 2003.
     (b) Notwithstanding the foregoing, for purposes of Section 4.06(a) the aggregate volume will be calculated to exclude: (i) for sales of Product in the fourth calendar quarter of 2010 through the third calendar quarter of 2013, 100% of the aggregate volume of Products sold in the Eastern Territory; (ii) for sales of Product effected in the fourth calendar quarter of 2013 through the third calendar quarter of 2014, 66.7% of the aggregate volume of Products sold in the Eastern Territory; and (iii) for sales effected in the fourth calendar quarter of 2014 through the third calendar quarter of 2015, 33.3% of the aggregate volume of Products sold in the Eastern Territory. Thereafter, this provision shall be given no effect in calculating Incremental Margin.
     (c) The provisions of Section 4.06(b) shall apply only so long as Redhook continues to operate its Portsmouth, New Hampshire brewery and maintains production capacity and output therein substantially at or above the levels existing on the Effective Date. Should Redhook cease to do so, on the date of such cessation the provisions of Section 4.06(b) shall be of no further force and effect.
     (d) For purposes of determining the Incremental Margin, the parties agree that Schedule 4.06 sets forth the quantity of Product sold by Redhook and Widmer in each calendar quarter of 2003 and Redhook represents that such quantities do not include sales by any Brewpub or at any beer festival. If during any calendar year, the product of the

(i) Incremental Margin and (ii) the amount by which the aggregate volume (in case-equivalents of Product) sold in the Territory (as adjusted by the exclusions provided for in Section 4.06(b)) exceeded the aggregate volume of Product sold by Redhook and Widmer in the Territory during 2003 does not equal the amounts paid by Redhook for such calendar year pursuant to this section, then, within 45 days after the end of such calendar year ABI shall pay to Redhook any amount by which the payments previously made by Redhook for such calendar year exceed such product or Redhook shall pay to ABI any amount by which the payments previously made by Redhook for such calendar year are less than such product.
     1.4 The following is added as Section 4.08:
4.08 For each of the periods from October 1, 2010 through December 31, 2010; from January 1, 2011 through December 31, 2011; from January 1, 2012 through December 31, 2012; from January 1, 2013 through December 31, 2013; from January 1, 2014 through December 31, 2014; and from January 1, 2015 through September 30, 2015, Redhook’s out of pocket expenses incurred in the sales and marketing of its products for the Eastern Territory shall be no less than the sum of (i) the amount incurred therefor in the same calendar period in 2009 for the Eastern Territory, as increased by the cumulative change in the Consumer Price Index from December 31, 2009; plus (ii) the reimbursements to be paid by ABI for Margin relating to such period resulting from the provisions of Section 4.04(b) and the decrease in the aggregate amounts of Incremental Margin resulting from the provisions of Section 4.06(b).
2. Effect of Agreement. This Amendment is binding on and inures to the benefit of CBAI, ABI, and their respective successors and permitted assigns.
3. Choice of Law. This Amendment shall be governed by and construed in accordance with the law of the State of Washington, without regard to the principles thereof regarding conflicts of laws.
     The duly authorized representatives of the undersigned have executed and delivered this Second Amendment to Master Distributor Agreement as of the Effective Date.

Craft Brewers Alliance, Inc.
By:	/s/ Terry E. Michaelson
Terry Michaelson
Chief Executive Officer

Anheuser-Busch, Incorporated
By:	/s/ Anthony J. Short
	Printed Name:	Anthony J. Short
	Printed Title:	Vice President, Business and Wholesaler Development

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